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                                                                     EXHIBIT 23



November 8, 1999

Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, Georgia  30022-8246

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Schweitzer-Mauduit International, Inc. and subsidiaries for the periods ended September 30, 1999 and 1998 as indicated in our report dated October 20, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, is incorporated by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, and No. 33-99848 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,


Deloitte & Touche LLP


Atlanta, Georgia